EXHIBIT 23.2



                      CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 3, 1998 and March 25, 1998 on the consolidated financial statements and financial statement schedule of Executive Risk Inc., incorporated by reference in the Proxy Statement of Executive Risk Inc. which is referred to and made a part of this Registration Statement (Form S-4 No. 333-____) and Prospectus of The Chubb Corporation for the registration of 16,037,808 shares of its common stock.


                                        /s/ ERNST & YOUNG LLP




Stamford, Connecticut
February 26, 1999